EXHIBIT 10.1

Agreement

Among

Evolving Systems, Inc.

and

Lisa Marie Maxson and Peter McGuire

This Agreement (this “Agreement”) is made this 19th day of April, 2011, by and among Evolving Systems, Inc. (“Evolving Systems”) and each of Lisa Marie Maxson and Peter McGuire (“Sellers”) (collectively the “Parties”).

RECITALS

A.            The Parties entered into an Acquisition Agreement on October 15, 2004, as amended on September 23, 2005 (together with any supplements, modifications or amendments, the “Acquisition Agreement”), in which Evolving Systems acquired all of the issued and outstanding ownership interests of Sellers in Telecom Software Enterprises, LLC (“TSE”).

B.            In accordance with Section 1.4(b) of the Acquisition Agreement, Sellers are entitled to NPAC Deferred Payments (as defined in the Acquisition Agreement) of up to $1,000,000 if Evolving Systems enters into certain dispositions or restrictions relative to the NPAC SMS Simulator.

C.            Evolving Systems intends to enter into an Asset Purchase Agreement (the “NeuStar Agreement”) with NeuStar, Inc. (“NeuStar”) whereby NeuStar will acquire certain assets of Evolving Systems, including the NPAC SMS Simulator (the “NeuStar Transaction”).

D.            As incentive for Evolving Systems to sell the NPAC SMS Simulator in connection with the NeuStar Transaction, the parties desire to enter into this Agreement.

(Unless otherwise stated, references to defined terms, if not defined in this Agreement, have the meanings set forth in the Acquisition Agreement.)

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth in this Agreement, the Parties acknowledge and agree as follows:

1.             Notwithstanding anything to the contrary in the Acquisition Agreement:

(a)           Evolving Systems may license, sell or otherwise commercialize the NPAC SMS Simulator, provide services related to the NPAC SMS Simulator, restrict the further use or sale of the NPAC SMS Simulator, or otherwise dispose of the NPAC SMS Simulator in any manner, provided only that Evolving Systems satisfies all applicable obligations under the Acquisition Agreement with respect to the TSE Deferred Payments.

(b)           In particular, Evolving Systems may enter into the NeuStar Transaction on any terms it deems appropriate, including, but not limited to, granting NeuStar the right to use the NPAC SMS Simulator for providing NPAC SMS services and entering into terms and conditions that would restrict Evolving Systems from further use and sale of the NPAC SMS software, or otherwise competing with NeuStar, provided only that Evolving Systems satisfies all applicable obligations under the Acquisition Agreement, as modified herein, with respect to the TSE the Deferred Payments.

2.             Notwithstanding anything to the contrary in the Acquisition Agreement, in connection with execution of the NeuStar Transaction, Evolving Systems shall pay to Sellers the following amounts in satisfaction of the NPAC Deferred Payments:

(a)           $325,000 (the “Initial Payment”), which Evolving Systems shall pay to Sellers on or before May 2, 2011, regardless of whether the NeuStar Transaction is closed; and

(b)           $325,000 (the “Final Payment”), which Evolving Systems shall pay to Sellers at the closing of the transactions contemplated by the NeuStar Agreement (the “Closing”); provided, that, for the avoidance of doubt, Sellers shall have no right to receive, and Evolving shall have no obligation to pay, the Final Payment if the Closing does not occur.

When paid in accordance with this Agreement, the Initial Payment and the Final Payment shall constitute full and final payment of any and all amounts owed to Sellers in connection with the Acquisition Agreement, including, but not limited to, the NPAC Deferred Payments.  Upon payment of the Initial Payment and the Final Payment the Acquisition Agreement, Noncompetition Agreements, and all ancillary agreements and amendments, will be terminated, and Sellers, and any of their respective agents, heirs, administrators, executors, and attorneys, agree to release, acquit and forever discharge Evolving Systems, and its respective shareholders, directors, officers, subsidiaries, parents, employees, employers, principals, agents, and attorneys, whether specifically identified herein or not, from any and all actual and potential actions, demands, claims (whether derivative or direct), damages, losses, costs, and expenses of any kind or nature, and any claim permissible under the common law, if such a claim relates to, resulted from, arose out of, or touches upon the subject matter of the Acquisition Agreement, the Noncompetition Agreements, and other agreements ancillary to the Acquisition Agreement, including, but not limited to, any and all known and unknown pecuniary or economic damages and losses, and attorneys’ fees and costs, whether or not such damages or losses are now existing or may later develop, are now known or anticipated, at any time prior to the date of the this Agreement.

Further, Evolving Systems, and its respective shareholders, directors, officers, subsidiaries, successors, parents, employees, employers, principals, agents, and attorneys, whether specifically identified herein or not, agrees to release, acquit and forever discharge Sellers, and any of their respective agents, heirs, administrators, executors, and attorneys, whether specifically identified herein or not, from any and all actual and potential actions, demands, claims (whether derivative or direct), damages, losses, costs, and expenses of any kind or nature, and any claim permissible under the common law, if such a claim relates to, resulted from, arose out of, or touches upon the subject matter of the Acquisition Agreement, the Noncompetition Agreements, and other agreements ancillary to the Acquisition Agreement, including, but not limited to, any and all known and unknown pecuniary or economic damages and losses, and attorneys’ fees and costs, whether or not such damages or losses are now existing or may later develop, are now known or anticipated, at any time prior to the date of this Agreement.

3.             Notwithstanding anything to the contrary in the Acquisition Agreement, upon payment of the Final Payment, the Noncompetition Agreements with each of the Sellers, each dated as of October 15, 2004 (the “Noncompetition Agreements”) and referenced in Section 4.2(d) of the Acquisition Agreement, shall be terminated.

4.             The Sellers acknowledge and agree that if the Closing does not occur in accordance with the NeuStar Agreement: (a) Evolving Systems shall have no obligation to pay Sellers the Final Payment due or resulting from the NeuStar Transaction, (b) the Noncompetition Agreements will remain in full force and effect, (c) except as set forth below, this Agreement will be of no further force and effect, and (d) the terms and conditions of the Acquisition Agreement shall remain in full force and effect; provided, that any future obligations of Evolving Systems to pay any NPAC Deferred Payments, , shall be reduced by the amount of the Initial Payment Fee paid by Evolving Systems pursuant to this Agreement.

5.             Each of the parties has received independent legal advice with respect to the matters set forth in this Agreement, and each is entering into this Agreement of their own free will

6.             All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal, substantive laws of the State of Colorado, as applied to agreements made and to be performed solely within the State of Colorado and without regard to the principles of conflicts of laws of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction to this Agreement.

7.             This Agreement and the Acquisition Agreement constitute the entire agreement among the parties with regard to the subject matter hereof.  This Agreement and the Acquisition Agreement are the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the parties.

8.             None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, that, Evolving Systems may assign this Agreement without the prior consent of Sellers in connection with a sale of all or substantially all of Evolving Systems’ assets or a change in control event, provided that the successor in interest agrees to the terms and conditions of this Agreement.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

9.             This Agreement may be executed in separate counterparts and by facsimile, PDF, or other electronic counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

The undersigned have executed this Agreement to be effective as of the date first set forth above.

Evolving Systems, Inc.

By:	/S/ ANITA T. MOSELEY
Name:	Anita T. Moseley
Title:	Sr. Vice President

Lisa Marie Maxson
/S/ LISA MARIE MAXSON

Peter McGuire
/S/ PETER MCGUIRE